Exhibit 5.1

CERTIFICATE OF AMENDMENT
OF
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
IOMAI CORPORATION

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Iomai Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.  The Fourth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by replacing Article I in its entirety with the following:

“NAME

The name of the Corporation is Intercell USA, Inc. (hereinafter the “Corporation”).”

2.  This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 5th day of August, 2008.

IOMAI CORPORATION

By:	/s/ Gerd Zettlmeissl
Name: Gerd Zettlmeissl
Title: President

By:	/s/ Werner Lanthaler
Name: Werner Lanthaler
Title: Treasurer